1-800-DNA-TEST
www.orchidcellmark.com

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Thomas Bologna, CEO	Rick Anderson
Orchid Cellmark Inc	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	randerson@torrenzano.com

U.K. POLICE FORCE VETERAN, DR. JAMES M. HART,
TO JOIN ORCHID CELLMARK BOARD OF DIRECTORS

PRINCETON, N.J. – December 14, 2009 - Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of forensic DNA testing services, today announced that Dr. James M. Hart will join its Board of Directors effective January 1, 2010.

Dr. Hart is the former Commissioner of the City of London Police Force with a career spanning almost four decades in various U.K police forces.  His experience included senior operational and command positions at the Metropolitan Police, New Scotland Yard and the Surrey Police force.  He also was Chairman of the Association of Chief Police Officers Economic Crime Portfolio, headed the Commissioner’s Policy Unit at New Scotland Yard and was a member of the senior team that implemented the restructuring of the Metropolitan Police Force, the U.K.’s largest law enforcement agency.

Dr. Hart holds a BSc (Hons) degree in Systems Science and Management, and a PhD degree in Systems Science, both from the City University, London, and is a Fellow of the Chartered Management Institute.  He was awarded the Queen’s Police Medal in the 1999 Queen’s Birthday Honors list and the CBE (Commander of the Order of the British Empire) in 2006.

“We are fortunate to have a law enforcement veteran such as James Hart join the Orchid board of directors,” said James Beery, the company’s board chairman.  “He brings to our board extensive experience with forensics, as well as valuable input on law enforcement policies and practices in general.”

“I look forward to serving on the Orchid Cellmark board and providing insight into the use of DNA forensic testing by law enforcement agencies” explained Dr. Hart.  “I have been fortunate to be an integral part of the U.K. police force establishment that has spearheaded DNA forensic testing as a valuable and effective tool for crime solving.  I believe great potential exists to have these practices adopted by law enforcement professionals around the world,” added Dr. Hart.

About Orchid Cellmark
Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications.  Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals.  The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage.  Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals.  In the agriculture field, the company provides DNA testing services for selective trait breeding.  Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades.  More information on Orchid Cellmark can be found at www.orchidcellmark.com.

Information contained in our press releases should be considered accurate only as of the date of the release.  Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise.  Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release.  Actual results may materially differ based on several factors, including those described in the press release.